Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference and use of our reports dated February 25, 2009 on the financial statements and financial highlights of American Beacon Money Market Select Fund, American Beacon U.S. Government Money Market Select Fund, American Beacon Money Market Portfolio and American Beacon U.S. Government Money Market Portfolio as of and for the year ended December 31, 2008 in the Registration Statement (Form N-1A) of the American Beacon Select Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 12 to the Registration Statement under the Securities Act of 1933 (File No. 333-88343).
/s/ ERNST & YOUNG LLP
Dallas, Texas
February 27, 2009